Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 033-60293, 333-04259, 333-27169, 333-31107, 333-82998, 333-126986, 333-133334 and 333-159080) and S-3 (No. 333-159444) of Independent Bank Corp. of our report dated March 9, 2009 relating to our audits of the consolidated financial statements and internal control over financial reporting of Benjamin Franklin Bancorp, Inc. and subsidiary, which report appears in the Annual Report on Form 10-K of Benjamin Franklin Bancorp, Inc. for the year ended December 31, 2008 and in this Current Report on Form 8-K/A.
/s/ Wolf & Company, P.C.
Boston, Massachusetts
June 23, 2009